Exhibit 99.1

Radian Announces Second Quarter 2019 Financial Results

-- GAAP net income of $167 million, or $0.78 per diluted share --

-- Adjusted diluted net operating income per share increases 16% year-over-year to $0.80 --

-- Writes $18.5 billion in new MI business, sets company record for quarterly flow MI; MI in force increases more than 9% year-over-year to $231 billion --

-- Book value per share grows 23% year-over-year to $18.42 --

-- Extends debt maturity profile while reducing overall interest costs --

-- In July, company completed $250 million share repurchase program, purchasing a total of 11.3 million shares or 5.3% of shares outstanding --

PHILADELPHIA--(BUSINESS WIRE)--July 31, 2019--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended June 30, 2019, of $166.7 million, or $0.78 per diluted share. This compares to net income for the quarter ended June 30, 2018, of $208.9 million, or $0.96 per diluted share, which included a tax benefit of approximately $74 million, or $0.34 per share, resulting from the impact of the company's previously disclosed settlement with the IRS.

Key Financial Highlights (dollars in millions, except per-share data)

	Quarter Ended June 30, 2019	Quarter Ended June 30, 2018	Percent Change
Net income (1)	$166.7	$208.9	(20)%
Diluted net income per share	$0.78	$0.96	(19)%
Consolidated pretax income	$209.5	$180.6	16%
Adjusted pretax operating income (2)	$215.8	$191.0	13%
Adjusted diluted net operating income per share (2)	$0.80	$0.69	16%
Net premiums earned - mortgage insurance (3)	$296.3	$249.0	19%
MI New Insurance Written (NIW)	$18,539	$16,417	13%
MI primary insurance in force	$230,756	$210,741	9%
Book value per share	$18.42	$15.01	23%
Return on Equity (1)(4)	17.8%	26.7%	(33)%
Adjusted Net Operating Return on Equity (2)	18.2%	19.3%	(6)%
(1)

Net income for the second quarter of 2019 includes: (i) a $16.8 million pretax loss on extinguishment of debt and (ii) $12.5 million pretax net gain on investments and other financial instruments. Net income for the second quarter of 2018 includes: (i) the impact of a $73.6 million tax benefit, which includes both the impact of the previously disclosed settlement with the IRS as well as certain previously accrued state and local tax liabilities and (ii) $7.4 million pretax net loss on investments and other financial instruments.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share, and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and a reconciliation of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)

Net premiums earned - mortgage insurance includes a cumulative adjustment to unearned premiums recorded in the second quarter of 2019 related to an update to the amortization rates used to recognize revenue for single premium policies.

(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

Adjusted pretax operating income for the quarter ended June 30, 2019, was $215.8 million, compared to $191.0 million for the quarter ended June 30, 2018. Adjusted diluted net operating income per share for the quarter ended June 30, 2019, was $0.80, an increase of 16 percent compared to $0.69 for the quarter ended June 30, 2018.

Book value per share at June 30, 2019, was $18.42, an increase of 5 percent compared to $17.49 at March 31, 2019, and an increase of 23 percent compared to $15.01 at June 30, 2018.

“We reported another quarter of excellent financial results for Radian, including net income of $167 million, a 23% increase in book value to $18.42, and return on equity of 18%. We wrote record-breaking levels of new mortgage insurance business which grew our in-force portfolio more than 9% to $231 billion, and we increased Services segment revenues to $43 million," said Radian’s Chief Executive Officer Rick Thornberry. "These results reflect the fundamental strength of our business model, the value of our customer relationships, and the dedication of our entire team."

Thornberry added, "We also made progress against our capital strategy by repaying a significant portion of our near-term debt, extending our debt maturities, reducing overall interests costs, and returning value more quickly to shareholders through share repurchases. In July, we completed our $250 million share repurchase program, repurchasing a total of 11.3 million shares and reducing shares outstanding by 5.3% over the course of the program."

SECOND QUARTER HIGHLIGHTS

  Mortgage insurance NIW was $18.5 billion for the quarter, representing an increase of 70 percent compared to $10.9 billion in the first quarter of 2019 and an increase of 13 percent compared to $16.4 billion in the prior-year quarter.
    NIW for the quarter represented record volume written on a flow basis for the company.
    Of the $18.5 billion in NIW in the second quarter of 2019, 83 percent was written with monthly and other recurring premiums, compared to 83 percent in the first quarter of 2019, and 76 percent a year ago.
    Borrower-paid originations accounted for 97 percent of total NIW in the second quarter of 2019, compared to 95 percent in the first quarter of 2019, and 89 percent a year ago.
    Purchase originations accounted for 90 percent of total NIW in the second quarter of 2019, compared to 92 percent in the first quarter of 2019, and 95 percent a year ago.
  Total primary mortgage insurance in force as of June 30, 2019, grew to $230.8 billion, an increase of 3 percent compared to $223.7 billion as of March 31, 2019, and an increase of 9 percent compared to $210.7 billion as of June 30, 2018.
    Radian’s mortgage insurance portfolio consists of 95 percent of new business written after 2008, including those loans that successfully completed the Home Affordable Refinance Program (HARP).
    Persistency, which is the percentage of mortgage insurance that remains in force after a 12-month period, was 83.4 percent as of both June 30, 2019 and March 31, 2019, and 80.9 percent as of June 30, 2018.
    Annualized persistency for the three months ended June 30, 2019, was 80.8 percent, compared to 85.4 percent for the three months ended March 31, 2019, and 82.3 percent for the three months ended June 30, 2018.
  Net mortgage insurance premiums earned were $296.3 million for the quarter ended June 30, 2019, compared to $261.8 million for the quarter ended March 31, 2019, and $249.0 million for the quarter ended June 30, 2018.
    Net mortgage insurance premiums earned for the second quarter of 2019 includes an increase of $32.9 million as a result of a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for single premium policies.
    Mortgage insurance in force premium yield was 55.9 basis points in the second quarter of 2019, or 47.9 basis points excluding the impact of the updates to single premium policy amortization rates described above. This compares to 48.6 basis points in the first quarter of 2019 and 48.4 basis points in the second quarter of 2018.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 52.2 basis points in the second quarter of 2019, or 46.4 basis points excluding the impact of the updates to single premium policy amortization rates described above. This compares to 47.0 basis points in the first quarter of 2019, and 48.0 basis points in the second quarter of 2018.
    Additional details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was $47.2 million in the second quarter of 2019, compared to $20.8 million in the first quarter of 2019, and $19.4 million in the prior-year quarter.
    The provision for losses for the second quarter of 2019 includes adverse reserve development on prior period defaults of $6.5 million. This adverse development was driven by an increase of $19.4 million in the company's IBNR reserve estimate related to previously disclosed legal proceedings involving challenges from certain servicers regarding loss mitigation activities, partially offset by a reduction in certain default-to-claim rate assumptions due to favorable observed credit trends.
    The number of primary delinquent loans was 19,643 as of June 30, 2019, a decrease of 2 percent compared to 20,122 as of March 31, 2019 and a decrease of 11 percent compared to 22,088 as of June 30, 2018.
    The primary mortgage insurance delinquency rate decreased to 1.9 percent in the second quarter of 2019, compared to 2.0 percent in the first quarter of 2019, and 2.2 percent in the second quarter of 2018.
    The loss ratio in the second quarter of 2019 was 15.9 percent, compared to 8.0 percent in the first quarter of 2019, and 7.8 percent in the second quarter of 2018.
    Mortgage insurance loss reserves were $401.3 million as of June 30, 2019, compared to $385.4 million as of March 31, 2019, and $448.1 million as of June 30, 2018.
    Total mortgage insurance claims paid were $32.4 million in the second quarter of 2019, compared to $34.6 million in the first quarter of 2019, and $56.5 million in the second quarter of 2018.  In addition, the company’s pending claim inventory declined 10 percent from June 30, 2018.
  Total Services Segment revenues for the second quarter of 2019 were $43.0 million, compared to $36.0 million for the first quarter of 2019, and $40.5 million for the second quarter of 2018. Adjusted earnings before interest, income taxes, depreciation and amortization (Services adjusted EBITDA) for the quarter ended June 30, 2019 was income of $1.4 million, compared to a loss of $0.9 million for the quarter ended March 31, 2019, and income of $2.0 million for the quarter ended June 30, 2018. Additional details regarding the non-GAAP measure Services adjusted EBITDA may be found in Exhibits F and G.
  Other operating expenses were $70.0 million in the second quarter of 2019, compared to $78.8 million in the first quarter of 2019, and $70.2 million in the second quarter of 2018. Other operating expenses for the second quarter of 2019 were reduced by $6.2 million due to the acceleration of earned ceding commission related to policies covered under the Single Premium QSR program, resulting from the update to single premium policy amortization factors described above.

CAPITAL AND LIQUIDITY UPDATE

The company remains focused on optimizing its capital position, enhancing its return on capital, and increasing its financial flexibility.

Radian Group

  As of June 30, 2019, Radian Group maintained $879 million of available liquidity. Total liquidity, which includes the company’s $268 million unsecured revolving credit facility entered into in October 2017, was $1.1 billion as of June 30, 2019.
  During the second quarter of 2019, the company repaid at maturity $159 million aggregate principal amount of its Senior Notes due 2019. Radian also issued $450 million aggregate principal amount of Senior Notes due 2027 and Radian completed tender offers resulting in the purchases of aggregate principal amounts of $207.2 million and $127.3 million of the company's Senior Notes due 2020 and 2021, respectively. In July, the company redeemed the remaining $27 million aggregate principal amount of Senior Notes due 2020.
  During the second quarter of 2019, Radian repurchased 7,470,332 shares, representing approximate value of $166 million of Radian Group common stock, including commissions. In July, the company completed its $250 million share repurchase program by repurchasing an additional 2,241,568 shares, or approximately $53 million of Radian Group common stock, including commissions. In total, Radian repurchased 11.3 million shares or 5.3% of shares that were outstanding at the beginning of the program.

Radian Guaranty

  At June 30, 2019, Radian Guaranty’s Available Assets under the Private Mortgage Insurer Eligibility Requirements (PMIERs) totaled approximately $3.2 billion, resulting in an excess or “cushion” of approximately $660 million, or 26 percent over its Minimum Required Assets of approximately $2.6 billion.
  As previously announced, in April 2019, Radian Guaranty closed its second mortgage insurance-linked note (ILN) transaction, in which the company obtained $562 million of credit risk protection from Eagle Re 2019-1 Ltd. (Eagle Re) through the issuance by Eagle Re of ILNs to eligible third-party capital markets investors in an unregistered private offering. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian Guaranty. Eagle Re has funded its reinsurance obligations by issuing four classes of ILNs which have a 10-year maturity with a 7-year call option. The ILNs are non-recourse to Radian Group or its subsidiaries and affiliates.

CONFERENCE CALL

Radian will discuss second quarter financial results in a conference call tomorrow, Thursday, August 1, 2019, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 844.767.5679 inside the U.S., or 409.207.6967 for international callers, using passcode 9040748 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 866.207.1041 inside the U.S., or 402.970.0847 for international callers, passcode 4071333.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors>Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income. Adjusted pretax operating income adjusts GAAP pretax income to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as losses from the sale of lines of business and acquisition-related expenses. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the company's statutory tax rate, by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income tax provision (benefit), depreciation and amortization (EBITDA). Services adjusted EBITDA is calculated by using the Services segment’s adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, the company also has presented a related non-GAAP measure, Services adjusted EBITDA margin, which is calculated by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. Services adjusted EBITDA and Services adjusted EBITDA margin are presented to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Learn more about Radian’s financial strength and flexibility at www.radian.biz and visit www.radian.com to see how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For historical trend information, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned - Insurance
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit K:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit L:	Mortgage Insurance Supplemental Information
Reinsurance Programs
Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2019		2018
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Revenues:
Net premiums earned - insurance	$299,166	$263,512	$261,682	$258,431	$251,344
Services revenue	39,303	32,753	38,414	36,566	36,828
Net investment income	43,761	43,847	42,051	38,995	37,473
Net gains (losses) on investments and other financial instruments	12,540	21,913	(11,705)	(4,480)	(7,404)
Other income	194	1,604	1,031	1,174	1,016
Total revenues	394,964	363,629	331,473	330,686	319,257

Expenses:
Provision for losses	47,427	20,754	27,140	20,881	19,337
Policy acquisition costs	6,203	5,893	6,485	5,667	5,996
Cost of services	27,845	24,157	24,939	25,854	24,205
Other operating expenses	70,046	78,805	77,266	70,125	70,184
Restructuring and other exit costs	—	—	113	4,464	925
Interest expense	14,961	15,697	15,584	15,535	15,291
Loss on extinguishment of debt	16,798	—	—	—	—
Amortization and impairment of other acquired intangible assets	2,139	2,187	3,461	3,472	2,748
Total expenses	185,419	147,493	154,988	145,998	138,686

Pretax income	209,545	216,136	176,485	184,688	180,571
Income tax provision (benefit)	42,815	45,179	36,706	41,891	(28,378)
Net income	$166,730	$170,957	$139,779	$142,797	$208,949

Diluted net income per share	$0.78	$0.78	$0.64	$0.66	$0.96

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows:

	2019		2018
(In thousands, except per-share amounts)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net income —basic and diluted	$166,730	$170,957	$139,779	$142,797	$208,949

Average common shares outstanding—basic	208,097	213,537	213,435	213,309	213,976
Dilutive effect of share-based compensation arrangements (1)	5,506	4,806	4,448	4,593	3,854
Adjusted average common shares outstanding—diluted	213,603	218,343	217,883	217,902	217,830

Basic net income per share	$0.80	$0.80	$0.65	$0.67	$0.98

Diluted net income per share	$0.78	$0.78	$0.64	$0.66	$0.96
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2019		2018
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Shares of common stock equivalents	168	169	337	338	484

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per-share amounts)	2019	2019	2018	2018	2018

Assets:
Investments	$5,513,319	$5,475,770	$5,153,029	$5,028,235	$4,873,919
Cash	74,111	118,668	95,393	104,413	95,573
Restricted cash	5,007	9,086	11,609	9,925	9,152
Accounts and notes receivable	122,104	89,237	78,652	108,003	94,848
Deferred income taxes, net	6,872	67,697	131,643	134,201	171,293
Goodwill and other acquired intangible assets, net	54,672	56,811	58,998	55,707	59,179
Prepaid reinsurance premium	385,805	408,622	417,628	413,728	405,447
Other assets	430,236	373,678	367,700	415,272	430,077
Total assets	$6,592,126	$6,599,569	$6,314,652	$6,269,484	$6,139,488

Liabilities and stockholders’ equity:
Unearned premiums	$666,354	$720,159	$739,357	$747,921	$741,296
Reserve for losses and loss adjustment expense	405,278	388,784	401,361	412,460	451,542
Senior notes	982,890	1,031,197	1,030,348	1,029,511	1,028,687
FHLB advances	106,382	108,532	82,532	71,430	115,308
Reinsurance funds withheld	339,641	329,868	321,212	352,952	331,776
Other liabilities	308,337	310,938	251,127	307,932	269,743
Total liabilities	2,808,882	2,889,478	2,825,937	2,922,206	2,938,352

Common stock	223	230	231	231	231
Treasury stock	(901,419)	(895,321)	(894,870)	(894,635)	(894,610)
Additional paid-in capital	2,539,803	2,697,724	2,724,733	2,720,626	2,715,426
Retained earnings	2,056,175	1,889,964	1,719,541	1,580,296	1,438,032
Accumulated other comprehensive income (loss)	88,462	17,494	(60,920)	(59,240)	(57,943)
Total stockholders’ equity	3,783,244	3,710,091	3,488,715	3,347,278	3,201,136
Total liabilities and stockholders’ equity	$6,592,126	$6,599,569	$6,314,652	$6,269,484	$6,139,488

Shares outstanding	205,399	212,136	213,473	213,333	213,232

Book value per share	$18.42	$17.49	$16.34	$15.69	$15.01

Tangible book value per share (See Exhibit G)	$18.15	$17.22	$16.06	$15.43	$14.73

Debt to capital ratio (1)	20.6%	21.7%	22.8%	23.5%	24.3%
Risk to capital ratio-Radian Guaranty only	14.6:1	13.4:1	13.9:1	12.4:1	12.5:1
Risk to capital ratio-Mortgage Insurance combined	13.3:1	12.4:1	12.8:1	11.7:1	11.8:1

(1) Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries
Net Premiums Earned - Insurance
Exhibit D

	2019			2018
(In thousands)	Qtr 2		Qtr 1	Qtr 4	Qtr 3	Qtr 2

Premiums earned - insurance:
Direct - Mortgage Insurance:
Premiums earned, excluding revenue from cancellations (1)	$315,109	(2)	$268,496	$266,536	$257,940	$249,302
Single Premium Policy cancellations	15,793		9,957	9,320	11,559	14,776
Total direct - Mortgage Insurance	330,902	(2)	278,453	275,856	269,499	264,078

Assumed - Mortgage Insurance: (1) (3)	2,481		2,450	2,082	1,994	1,510

Ceded - Mortgage Insurance:
Premiums earned, excluding revenue from cancellations	(53,948)	(2)	(24,486)	(23,573)	(20,990)	(20,491)
Single Premium Policy cancellations (4)	(4,833)		(2,953)	(3,091)	(3,288)	(4,046)
Profit commission - other (5)	21,732	(2)	8,314	8,447	8,267	7,917
Total ceded premiums, net of profit commission - Mortgage Insurance (6)	(37,049)	(2)	(19,125)	(18,217)	(16,011)	(16,620)
Net premiums earned - insurance - Mortgage Insurance	296,334	(2)	261,778	259,721	255,482	248,968
Net premiums earned - insurance - Services	2,832		1,734	1,961	2,949	2,376
Net premiums earned - insurance	$299,166	(2)	$263,512	$261,682	$258,431	$251,344
(1)	Certain prior period amounts in 2018 have been reclassified to conform to current period presentation.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)	Includes premiums earned from our participation in certain Front-end and Back-end credit risk transfer programs.
(4)	Includes the impact of related profit commissions.
(5)	The amounts represent the profit commission on the Single Premium QSR Program, excluding the impact of Single Premium Policy cancellations.
(6)	See Exhibit L for additional information on ceded premiums for our various reinsurance programs.
Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 2)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income and Services adjusted EBITDA, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.
	Mortgage Insurance
	2019			2018
(In thousands)	Qtr 2		Qtr 1	Qtr 4	Qtr 3	Qtr 2
Net premiums written - insurance (1)	$265,345		$251,586	$247,256	$253,827	$251,958
(Increase) decrease in unearned premiums	30,989	(2)	10,192	12,465	1,655	(2,990)
Net premiums earned - insurance	296,334		261,778	259,721	255,482	248,968
Net investment income	43,584		43,665	41,875	38,824	37,447
Other income	602		1,196	641	725	621
Total	340,520		306,639	302,237	295,031	287,036
Provision for losses	47,165		20,844	27,079	20,715	19,362
Policy acquisition costs	6,203		5,893	6,485	5,667	5,996
Other operating expenses before corporate allocations (3)	28,438		30,410	37,070	33,152	33,262
Total (4)	81,806		57,147	70,634	59,534	58,620
Adjusted pretax operating income before corporate allocations	258,714		249,492	231,603	235,497	228,416
Allocation of corporate operating expenses	24,388		25,625	21,627	19,794	20,136
Allocation of interest expense	14,961		15,697	11,133	11,083	10,840
Adjusted pretax operating income	$219,365		$208,170	$198,843	$204,620	$197,440

	Services
	2019			2018
(In thousands)	Qtr 2	Qtr 1		Qtr 4	Qtr 3	Qtr 2
Net premiums earned - insurance	$2,832	$1,734		$1,961	$2,949	$2,376
Services revenue (4)	40,380	33,723		39,006	37,332	37,713
Net investment income	177	182		176	171	26
Other income	(408)	408		390	449	395
Total	42,981	36,047		41,533	40,901	40,510

Provision for losses	318	(18)		113	242	53
Cost of services	28,015	24,559		25,064	26,001	24,357
Other operating expenses before corporate allocations (3)	14,204	13,435		13,719	14,772	14,015
Restructuring and other exit costs (3)	—	—		113	407	1,055
Total	42,537	37,976		39,009	41,422	39,480
Adjusted pretax operating income (loss) before corporate allocations (5)	444	(1,929)		2,524	(521)	1,030
Allocation of corporate operating expenses	3,970	4,171		3,232	2,948	3,010
Allocation of interest expense	—	—	(6)	4,451	4,452	4,451
Adjusted pretax operating income (loss)	$(3,526)	$(6,100)		$(5,159)	$(7,921)	$(6,431)
(1) Net of ceded premiums written under the QSR Programs and the Excess-of-Loss Program. See Exhibit L for additional information.

See notes continued on next page.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 2)

Notes continued from prior page.

(2) Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3) Does not include impairment of other long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(4) Inter-segment information:
		2019		2018
		Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
	Inter-segment expense included in Mortgage Insurance segment	$1,077	$970	$592	$766	$885
	Inter-segment revenue included in Services segment	1,077	970	592	766	885

(5)	Supplemental information for Services adjusted EBITDA (see definition in Exhibit F):
	2019		2018
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Adjusted pretax operating income (loss) before corporate allocations	$444	$(1,929)	$2,524	$(521)	$1,030
Depreciation and amortization	976	995	700	1,077	920
Services adjusted EBITDA	$1,420	$(934)	$3,224	$556	$1,950
(6)

Effective January 1, 2019, Clayton's holding company repaid to Radian Group the intercompany note (with terms consistent with the original issued amount of $300 million from the Senior Notes due 2019 that were used to fund our purchase of Clayton), using proceeds from an additional capital contribution from Radian Group. As a result of the intercompany note repayment, the Services segment no longer incurs interest expense on the intercompany note.

Selected Mortgage Insurance Key Ratios

		2019		2018
		Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

	Loss ratio (1)	15.9%	8.0%	10.4%	8.1%	7.8%
	Expense ratio (1)	19.9%	23.7%	25.1%	22.9%	23.9%
(1)	Calculated on a GAAP basis using net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income,” “adjusted diluted net operating income per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income is defined as GAAP consolidated pretax income excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as losses from the sale of lines of business and acquisition-related expenses. Adjusted diluted net operating income per share is calculated by dividing (i) adjusted pretax operating income attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income, net of taxes computed using the Company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. We do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) losses from the sale of lines of business and (ii) acquisition-related expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

We have also presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other acquired intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other acquired intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing a measure of earnings before interest, income tax provision (benefit), depreciation and amortization (“EBITDA”). We calculate Services adjusted EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, we also have presented a related non-GAAP measure, Services adjusted EBITDA margin, which we calculate by dividing Services adjusted EBITDA by GAAP total revenue for the Services segment. We have presented Services adjusted EBITDA and Services adjusted EBITDA margin to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our Services segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income, diluted net income per share, return on equity and book value per share, to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, and tangible book value per share, respectively. Exhibit G also contains the reconciliation of the most comparable GAAP measure, net income, to Services adjusted EBITDA.

Total adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA and Services adjusted EBITDA margin should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2019		2018
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Consolidated pretax income	$209,545	$216,136	$176,485	$184,688	$180,571
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	12,540	21,913	(11,705)	(4,480)	(7,404)
Loss on extinguishment of debt	(16,798)	—	—	—	—
Amortization and impairment of other acquired intangible assets	(2,139)	(2,187)	(3,461)	(3,472)	(2,748)
Impairment of other long-lived assets and other non-operating items (1)	103	(5,660)	(2,033)	(4,059)	(286)
Total adjusted pretax operating income (2)	$215,839	$202,070	$193,684	$196,699	$191,009
(1)

The amount for the three months ended September 31, 2018 includes $3.6 million of other exit costs associated with impairment of internal-use software included within restructuring and other exit costs on the Condensed Consolidated Statement of Operations in Exhibit A. The amounts for all other periods are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(2)

Total adjusted pretax operating income on a consolidated basis consists of adjusted pretax operating income (loss) for our Mortgage Insurance segment and our Services segment, as further detailed in Exhibit E.

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share
	2019		2018
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Diluted net income per share	$0.78	$0.78	$0.64	$0.66	$0.96

Less per-share impact of reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	0.06	0.10	(0.05)	(0.02)	(0.03)
Loss on extinguishment of debt	(0.08)	—	—	—	—
Amortization and impairment of other acquired intangible assets	(0.01)	(0.01)	(0.02)	(0.02)	(0.01)
Impairment of other long-lived assets and other non-operating items	—	(0.02)	(0.01)	(0.02)	—
Income tax provision (benefit) on reconciling income (expense) items (1)	(0.01)	0.01	(0.02)	(0.01)	(0.01)
Difference between statutory and effective tax rates	—	(0.01)	—	—	0.30	(2)
Per-share impact of reconciling income (expense) items	(0.02)	0.05	(0.06)	(0.05)	0.27
Adjusted diluted net operating income per share (1)	$0.80	$0.73	$0.70	$0.71	$0.69
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
(2)

Includes $0.34 of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2019		2018
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Return on equity (1)	17.8%	19.0%	16.4%	17.4%	26.7%
Less impact of reconciling income (expense) items: (2)
Net gains (losses) on investments and other financial instruments	1.3	2.4	(1.4)	(0.5)	(0.9)
Loss on extinguishment of debt	(1.8)	—	—	—	—
Amortization and impairment of other acquired intangible assets	(0.2)	(0.2)	(0.4)	(0.4)	(0.4)
Impairment of other long-lived assets and other non-operating items	—	(0.6)	(0.3)	(0.5)	(0.1)
Income tax provision (benefit) on reconciling income (expense) items (3)	(0.1)	0.3	(0.4)	(0.3)	(0.3)
Difference between statutory and effective tax rates	0.2	—	0.2	(0.5)	8.5	(4)
Impact of reconciling income (expense) items	(0.4)	1.3	(1.5)	(1.6)	7.4
Adjusted net operating return on equity	18.2%	17.7%	17.9%	19.0%	19.3%
(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.
(4)

Includes 9.4% of tax benefit related to the settlement of the IRS Matter, which includes both the impact of the settlement with the IRS as well as the reversal of certain related previously accrued state and local tax liabilities.

Reconciliation of Book Value Per Share to Tangible Book Value Per Share (1)

	2019		2018
	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2
Book value per share	$18.42	$17.49	$16.34	$15.69	$15.01
Less: Goodwill and other acquired intangible assets, net per share	0.27	0.27	0.28	0.26	0.28
Tangible book value per share	$18.15	$17.22	$16.06	$15.43	$14.73
(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective period.
Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)
Reconciliation of Net Income to Services Adjusted EBITDA

	2019		2018
(In thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Net income	$166,730	$170,957	$139,779	$142,797	$208,949
Less reconciling income (expense) items:
Net gains (losses) on investments and other financial instruments	12,540	21,913	(11,705)	(4,480)	(7,404)
Loss on extinguishment of debt	(16,798)	—	—	—	—
Amortization and impairment of other acquired intangible assets	(2,139)	(2,187)	(3,461)	(3,472)	(2,748)
Impairment of other long-lived assets and other non-operating items	103	(5,660)	(2,033)	(4,059)	(286)
Income tax provision (benefit)	42,815	45,179	36,706	41,891	(28,378)
Mortgage Insurance adjusted pretax operating income	219,365	208,170	198,843	204,620	197,440
Services adjusted pretax operating income (loss)	(3,526)	(6,100)	(5,159)	(7,921)	(6,431)

Less reconciling income (expense) items:
Allocation of corporate operating expenses to Services	(3,970)	(4,171)	(3,232)	(2,948)	(3,010)
Allocation of corporate interest expense to Services	—	—	(4,451)	(4,452)	(4,451)
Services depreciation and amortization	(976)	(995)	(700)	(1,077)	(920)
Services adjusted EBITDA	$1,420	$(934)	$3,224	$556	$1,950

On a consolidated basis, “adjusted pretax operating income,” “adjusted diluted net operating income per share,” “adjusted net operating return on equity” and “tangible book value per share” are measures not determined in accordance with GAAP. “Services adjusted EBITDA” and “Services adjusted EBITDA margin” are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income, diluted net income per share, return on equity, book value per share or net income. Our definitions of adjusted pretax operating income, adjusted diluted net operating income per share, adjusted net operating return on equity, tangible book value per share, Services adjusted EBITDA or Services adjusted EBITDA margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H
	2019		2018
($ in millions)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Total primary new insurance written	$18,539	$10,900	$12,737	$15,764	$16,417

Percentage of primary new insurance written by FICO score (1)
>=740	62.2%	57.6%	54.6%	55.5%	56.0%
680-739	32.5	34.7	35.8	34.7	35.9
620-679	5.3	7.7	9.6	9.8	8.1
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Borrower-paid	96.5%	95.1%	94.0%	91.4%	89.1%

Percentage by premium type
Direct monthly and other recurring premiums	83.3%	83.4%	82.8%	78.4%	76.1%
Direct single premiums (2):
Lender-paid	2.5	3.9	5.0	7.4	9.9
Borrower-paid (3)	14.2	12.7	12.2	14.2	14.0
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%

Primary new insurance written for purchases	89.8%	92.2%	94.9%	95.5%	94.8%
Primary new insurance written for refinances	10.2%	7.8%	5.1%	4.5%	5.2%

Percentage by LTV
95.01% and above	20.5%	19.7%	18.3%	16.9%	16.3%
90.01% to 95.00%	38.1	40.9	43.1	44.3	45.3
85.01% to 90.00%	26.9	27.3	27.5	27.9	27.5
85.00% and below	14.5	12.1	11.1	10.9	10.9
Total primary new insurance written	100.0%	100.0%	100.0%	100.0%	100.0%
(1)

For loans with multiple borrowers, the percentage of primary new insurance written by FICO score represents the lowest of the borrowers’ FICO scores. All periods prior to March 31, 2019 had previously been presented based on the FICO score of the primary borrower and have been restated to reflect the lowest of the borrowers’ FICO scores.

(2)	Percentages exclude the impact of reinsurance.
(3)	Borrower-paid Single Premium Policies have lower Minimum Required Assets under PMIERs as compared to lender-paid Single Premium Policies.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 1 of 2)

	June 30,	March 31,	December 31,	September 30,	June 30,
($ in millions)	2019	2019	2018	2018	2018
Primary insurance in force (1)
Prime	$225,443	$218,227	$215,739	$211,168	$204,537
Alt-A and A minus and below	5,313	5,507	5,704	5,928	6,204
Total Primary	$230,756	$223,734	$221,443	$217,096	$210,741

Primary risk in force (1) (2)
Prime	$57,795	$56,054	$55,374	$54,168	$52,446
Alt-A and A minus and below	1,262	1,307	1,354	1,409	1,476
Total Primary	$59,057	$57,361	$56,728	$55,577	$53,922

Percentage of primary risk in force
Direct monthly and other recurring premiums	71.2%	70.6%	70.3%	69.9%	69.6%
Direct single premiums	28.8%	29.4%	29.7%	30.1%	30.4%

Percentage of primary risk in force by FICO score (3)
>=740	55.7%	55.2%	55.1%	55.1%	55.0%
680-739	34.6	34.8	34.8	34.7	34.6
620-679	8.9	9.2	9.3	9.3	9.4
<=619	0.8	0.8	0.8	0.9	1.0
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	13.2%	12.2%	11.6%	11.0%	10.3%
90.01% to 95.00%	52.5	53.0	53.1	53.1	53.3
85.01% to 90.00%	28.2	28.6	29.0	29.4	29.7
85.00% and below	6.1	6.2	6.3	6.5	6.7
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2008 and prior	8.9%	9.6%	10.1%	10.9%	11.9%
2009	0.3	0.3	0.4	0.4	0.4
2010	0.2	0.3	0.3	0.3	0.4
2011	0.7	0.7	0.8	0.9	1.0
2012	2.9	3.3	3.7	4.1	4.5
2013	5.2	5.8	6.2	6.7	7.4
2014	5.3	5.8	6.1	6.5	7.1
2015	8.9	9.7	10.2	10.9	11.9
2016	14.8	16.0	16.8	17.9	19.2
2017	18.9	20.3	21.1	22.0	23.2
2018	21.8	23.5	24.3	19.4	13.0
2019	12.1	4.7	—	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans	$986	$1,002	$1,032	$1,019	$1,093

Table continued on next page.
Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I (page 2 of 2)

Table continued from prior page.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Persistency Rate (12 months ended)	83.4%	83.4%	83.1%	81.4%	80.9%
Persistency Rate (quarterly, annualized) (4)	80.8%	85.4%	85.5%	83.4%	82.3%
(1)	Excludes the impact of premiums ceded under our reinsurance agreements.
(2)	Does not include pool risk in force or other risk in force, which combined represent approximately 1.0% of our total risk in force for all periods presented.
(3)

For loans with multiple borrowers, the percentage of primary risk in force by FICO score represents the lowest of the borrowers’ FICO scores. All periods prior to March 31, 2019 had previously been presented based on the FICO score of the primary borrower and have been restated to reflect the lowest of the borrowers’ FICO scores.

(4)	The Persistency Rate on a quarterly, annualized basis may be impacted by seasonality or other factors, and may not be indicative of full-year trends.

Radian Group Inc. and Subsidiaries
Mortgage Insurance (“MI”) Supplemental Information - Claims and Reserves
Exhibit J

	2019		2018
($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

Net claims paid: (1)
Total primary claims paid	$31,940	$33,360	$35,175	$45,814	$48,092
Total pool and other	472	1,230	190	1,241	1,111
Subtotal	32,412	34,590	35,365	47,055	49,203
Impact of commutations (2)	15	—	4,356	12,712	7,331
Total net claims paid	$32,427	$34,590	$39,721	$59,767	$56,534

Total average net primary claim paid (1) (3)	$50.1	$48.6	$52.0	$53.6	$54.8

Average direct primary claim paid (3) (4)	$51.1	$49.2	$52.9	$54.2	$55.5
(1)	Net of reinsurance recoveries.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of commutations.
(4)	Before reinsurance recoveries.
($ in thousands, except primary reserve	June 30,		March 31,	December 31,	September 30,	June 30,
per primary default amounts)	2019		2019	2018	2018	2018

Reserve for losses by category (1)
Mortgage insurance (“MI”) reserves
Prime	$242,378		$240,489	$242,135	$241,858	$264,548
Alt-A and A minus and below	104,863		111,955	119,553	129,297	144,432
IBNR and other	33,888	(2)	13,008	13,864	14,505	14,246
LAE	9,070		8,994	10,271	11,203	12,228
Total primary reserves	390,199		374,446	385,823	396,863	435,454
Total pool reserves	10,816		10,621	11,640	11,705	12,197
Total 1st lien reserves	401,015		385,067	397,463	408,568	447,651
Other	279		294	428	412	443
Total MI reserves	401,294		385,361	397,891	408,980	448,094
Services reserves	3,984		3,423	3,470	3,480	3,448
Total reserves	$405,278		$388,784	$401,361	$412,460	$451,542

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$18,139		$17,962	$17,634	$18,409	$19,070

(1)

Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in other assets in our condensed consolidated balance sheets.

(2)

Includes $19.4 million increase in the Company's IBNR reserve estimate related to previously disclosed legal proceedings involving challenges from certain servicers regarding loss mitigation activities.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit K

	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Default Statistics
Primary Insurance:
Prime
Number of insured loans	1,018,715	994,865	986,704	969,994	947,165
Number of loans in default	14,521	14,831	15,402	14,916	15,849
Percentage of loans in default	1.43%	1.49%	1.56%	1.54%	1.67%

Alt-A and A minus and below
Number of insured loans	33,609	34,763	35,906	37,268	38,892
Number of loans in default	5,122	5,291	5,691	5,854	6,239
Percentage of loans in default	15.24%	15.22%	15.85%	15.71%	16.04%

Total Primary
Number of insured loans	1,052,324	1,029,628	1,022,610	1,007,262	986,057
Number of loans in default (1)	19,643	20,122	21,093	20,770	22,088
Percentage of loans in default	1.87%	1.95%	2.06%	2.06%	2.24%
(1)	Includes the following amounts related to the FEMA Designated Areas associated with Hurricanes Harvey and Irma, as of the dates presented:
	June 30,	March 31,	December 31,	September 30,	June 30,
	2019	2019	2018	2018	2018
Number of FEMA loans in default	2,382	2,420	2,627	2,946	4,132

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Reinsurance Programs
Exhibit L

	2019			2018
($ in thousands)	Qtr 2		Qtr 1	Qtr 4	Qtr 3	Qtr 2

Quota Share Reinsurance (“QSR”) and Single Premium QSR Programs
Ceded premiums written (1)	$588		$7,017	$12,923	$24,094	$31,623
% of premiums written	2.2%		2.7%	4.8%	8.5%	11.0%
Ceded premiums earned	$29,212	(2)	$15,676	$15,726	$15,813	$16,418
% of premiums earned	8.7%		5.5%	5.6%	5.7%	6.2%
Ceding commissions written	$6,861		$4,695	$6,006	$8,988	$10,892
Ceding commissions earned (3)	$16,353	(2)	$8,685	$7,718	$8,373	$8,539
Profit commission	$26,476	(2)	$11,318	$10,638	$11,358	$11,414
Ceded losses	$1,868		$1,687	$1,730	$1,191	$1,019

Excess-of-Loss Program
Ceded premiums written	$13,468		$2,919	$9,009	$—	$—
% of premiums written	4.8%		1.1%	3.3%	—%	—%
Ceded premiums earned	$7,662		$3,265	$2,305	$—	$—
% of premiums earned	2.3%		1.2%	0.8%	—%	—%

Ceded RIF (4)
QSR Program	$768,554		$840,621	$910,862	$974,359	$1,044,463
Single Premium QSR Program	8,495,651		8,267,506	8,168,939	7,984,178	7,614,614
Excess-of-Loss Program	1,017,440		454,641	455,440	—	—
Total Ceded RIF	$10,281,645		$9,562,768	$9,535,241	$8,958,537	$8,659,077

PMIERs impact - reduction in Minimum Required Assets (5)
QSR Program	$41,873		$45,477	$48,734	$51,883	$55,583
Single Premium QSR Program	516,468		507,656	522,318	511,052	489,631
Excess-of-Loss Program	926,640		454,641	455,440	—	—
Total PMIERs impact	$1,484,981		$1,007,774	$1,026,492	$562,935	$545,214
(1)	Net of profit commission, where applicable.
(2)	Includes a cumulative adjustment to unearned premiums related to an update to the amortization rates used to recognize revenue for Single Premium Policies.
(3)

Includes amounts reported in policy acquisition costs and other operating expenses. Operating expenses include the following ceding commissions, net of deferred policy acquisition costs, for the periods indicated:

		2019		2018
	($ in thousands)	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2

	Ceding commissions	$(12,408)	$(5,643)	$(5,837)	$(5,988)	$(6,085)
(4)	Included in primary RIF.
(5)	Excludes the impact of intercompany reinsurance.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  changes in economic and political conditions that impact the size of the insurable market, the credit performance of our insured portfolio, and our business prospects;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (“FHFA”) and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs, including potential future changes to the PMIERs which, among other things, may be impacted by the general economic environment and housing market, as well as the proposed Conservatorship Capital Framework ("CCF") that would establish capital requirements for the GSEs, if the CCF is finalized;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and reinsurance markets, and to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies to reposition and grow our Services segment as well as plans and strategies that require GSE and/or regulatory approvals and licenses;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs, which may include changes in the requirements to remain an approved insurer to the GSEs, the GSEs’ interpretation and application of the PMIERs, as well as changes impacting loans purchased by the GSEs, such as whether GSE eligible loans are "qualified mortgages" (QM) under applicable law, and the GSEs' requirements regarding mortgage credit and loan size and the GSEs' pricing;
  changes in the current housing finance system in the U.S., including the role of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in our mortgage insurance business, including price competition and competition from the FHA and U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, including GSE sponsored alternatives to traditional mortgage insurance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular, including future changes to the QM loan requirements, which currently are subject to an Announced Notice of Proposed Rulemaking (ANPR) issued by the Consumer Financial Protection Bureau;
  legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential settlements, payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our "Available Assets" and "Minimum Required Assets," each as defined under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the level of cash flow generated by our insurance operations, and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including our investment portfolio;
  potential future impairment charges related to our goodwill and other acquired intangible assets;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax and expense sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this report. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

Emily Riley - Phone: 215.231.1035
email: emily.riley@radian.com